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                                                                    Exhibit 23.1



                          Independent Auditors' Consent

The Board of Directors
CellStar Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-87754, 333-23381 and 333-77415) and Form S-3 (No. 333-41753) of
CellStar Corporation of our report dated January 11, 2002, except as to note 22, which is as of February 22, 2002, relating to the consolidated balance sheets of CellStar Corporation and subsidiaries as of November 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended November 30, 2001, and the related schedule, which report appears in the November 30, 2001 annual report on Form 10-K of CellStar Corporation.

                                                        KPMG LLP


Dallas, Texas
February 27, 2002